Exhibit 99.1

ANTERO RESOURCES ANNOUNCES EARLY TENDER RESULTS

OF TENDER OFFER FOR ITS 2029 NOTES

DENVER, COLORADO, August 17, 2022—Antero Resources Corporation (NYSE: AR) (“Antero Resources”, “Antero” or the “Company”) today announced the early results of the previously announced tender offer to purchase for cash an amount of the Company’s 7.625% Senior Notes due 2029 (such notes, the “Maximum Tender Notes,” and such offer, the “Maximum Tender Offer”) equal to the difference between $300,000,000 and the aggregate principal amount of the Company’s 8.375% Senior Notes due 2026 (the “Any and All Notes”) accepted for purchase in the Company’s previously announced cash tender offer for the Any and All Notes (such offer, the “Any and All Offer,” together with the Maximum Tender Offer, the "Offers," and such difference, the “Maximum Tender Offer Cap”). The terms and conditions of the Maximum Tender Offer are set forth in the Company’s Offer to Purchase, dated as of August 4, 2022 (the “Offer to Purchase”). As of 5:00 p.m., New York City time, on August 17, 2022 (the “Early Tender Deadline”), an aggregate principal amount of $284,733,000 of Maximum Tender Notes had been validly tendered and not validly withdrawn. The deadline for holders to validly withdraw tenders of Maximum Tender Notes was 5:00 p.m., New York City time, on August 17, 2022, and was not extended. The Company intends to accept for purchase $118,344,000 of the Maximum Tender Notes (the “Accepted Notes”) using a proration factor of approximately 41.56% and to make payment for Accepted Notes on August 19, 2022.

Select terms of the early tender results are described in the table below.

Notes	CUSIP Numbers / ISIN	Outstanding Principal Amount Prior to Commencement of the Maximum Tender Offer	Principal Amount Tendered on or Prior to the Early Tender Deadline and Accepted for Purchase	Tender Consideration(1)(2)	Early Tender Premium(1)	Total Consideration (1)(2)(3)
7.625% Senior Notes due 2029	03674X AQ9 U0018LAG5 / US03674XA97 USU0018LAG50	$534,000,000	$118,344,000	$1,020.00	$50.00	$1,070.00

(1)	Per $1,000 principal amount of Maximum Tender Notes validly tendered and not validly withdrawn and accepted for purchase.
(2)	Excludes accrued interest, which will be paid on Maximum Tender Notes accepted for purchase as described in the Offer to Purchase.
(3)	Includes the Early Tender Premium (as defined in the Offer to Purchase) for Maximum Tender Notes validly tendered at or prior to the Early Tender Deadline (and not validly withdrawn) and accepted for purchase.

The Maximum Tender Offer will expire at 11:59 p.m., New York City time, on August 31, 2022, unless extended by Antero in its sole discretion (such date and time, as the same may be extended, the “Maximum Tender Expiration Date”). Because the Maximum Tender Offer Cap has been fully subscribed as of the Early Tender Deadline, the Company does not anticipate accepting for purchase any Maximum Tender Notes validly tendered after the Early Tender Deadline.

As previously announced, $181,656,000 aggregate principal amount of Any and All Notes were tendered pursuant to the Any and All Offer, which amount excludes $2,803,000 aggregate principal amount of Any and All Notes tendered pursuant to guaranteed delivery procedures (the “Guaranteed Delivery Notes”). Because holders owning approximately $2,803,000 aggregate principal amount of Guaranteed Delivery Notes did not perform the delivery requirements under the guaranteed delivery procedures, Antero accepted for purchase $181,656,000 aggregate principal amount of Any and All Notes.

Wells Fargo Securities, LLC is acting as Lead Dealer Manager, Truist Securities, Inc. and CIBC World Markets Corp. are acting as Co-Dealer Managers and IPREO LLC is acting as the Tender Agent and Information Agent for the Offers. Requests for documents may be directed to IPREO LLC at (888) 593-9546 (toll-free), (212) 849-3880 (all others) or by email at ipreo-tenderoffer@ihsmarkit.com. Copies of such documents are also available at the following web address: https://www.debtdomain.com/public/antero/index.html. Questions regarding the Offers may be directed to Wells Fargo Securities, LLC (toll-free) (866) 309-6316 or (collect) (704) 410-4756.

This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The Maximum Tender Offer is being made only pursuant to the Offer to Purchase. The Maximum Tender Offer is not being made in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of the Company, any Dealer Manager, or the Tender Agent and Information Agent is making any recommendation as to whether or not holders should tender their Maximum Tender Notes in connection with the Maximum Tender Offer.

Cautionary Statement Regarding Forward-Looking Information

This release includes “forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero expects, believes or anticipates will or may occur in the future, such as Antero’s ability to successfully consummate the Maximum Tender Offer and the terms thereof, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond Antero’s control. These risks include, but are not limited to, commodity price volatility, inflation, availability of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of world health events (including the COVID-19 pandemic), cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets, and the other risks described under the heading "Item 1A. Risk Factors" in Antero’s Annual Report on Form 10-K for the year ended December 31, 2021 and in its subsequent Quarterly Reports on Form 10-Q.

For more information, contact Michael Kennedy – Chief Financial Officer and SVP–Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

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